Exhibit 23.1



                          Independent Auditors' Consent



The Board of Directors and Stockholders
Balchem Corporation:


We consent to the incorporation by reference in the registration statements (No. 333-78355, 333-44489, 33-35912 and 33-35910) on Form S-8 of Balchem Corporation
of our report dated February 14, 2002, relating to the consolidated balance sheets of Balchem Corporation and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders' equity, cash flows and financial statement schedule for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Balchem Corporation.



/s/KPMG LLP
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KPMG LLP


Short Hills, New Jersey
March 28, 2002